THE SEVENTH RESTATED

GRAPHIC COMMUNICATIONS INTERNATIONAL UNION,

TWIN CITIES LOCAL 6A -

BUCKBEE-MEARS PENSION PLAN

Generally Effective January 1, 2001

    Section 4.16 - Manner of Election - Revocation for Joint and Survivor Annuity -

    Section 7.1 - Allocation of Responsibility Among Fiduciaries for Plan and Retirement

ARTICLE I

NAME AND HISTORY OF PLAN

    Section 1.1 - THE GRAPHIC COMMUNICATIONS INTERNATIONAL UNION, TWIN CITIES LOCAL 6A - BUCKBEE-MEARS PENSION PLAN (formerly known as the Pension Plan of the Lithographers and Photoengravers International Union, Twin Cities Local 6A - Buckbee Mears Retirement Fund and more recently known as the Graphic Arts International Union, Twin Cities Local 6A - Buckbee-Mears Pension Plan) as set forth in the instrument dated the 27th day of December 1968, amended January 1, 1975, restated January 1, 1976, amended and restated January 1, 1982, amended and restated January 1, 1984, amended and restated January 1, 1985, amended and restated January 1, 1989, and is hereby amended and restated in its entirety to be effective as of January 1, 2001.

ARTICLE II

DEFINITIONS

    Section 2.1 - All of the definitions contained in the Restated Agreement and Declaration of Trust of the GRAPHIC COMMUNICATIONS INTERNATIONAL UNION, TWIN CITIES LOCAL 6A - BUCKBEE-MEARS RETIREMENT FUND, formerly the Graphic Arts International Union, Twin Cities Local 6A - Buckbee Mears Retirement Fund, are incorporated into this Plan by reference.

    Section 2.2 - Accrual Service  The Accrual Service credited to a Participant will vary in accordance with the particular year in which such service was performed and the year in which said Participant's employment terminated.  Computations of Accrual Service shall include all Hours Worked by an Eligible Employee in an Accrual Computation Period.

(a)      For Participants who are laid off or who terminate employment with the Employer after December 31, 1984, Accrual Service after December 31, 1975 is accumulated at the rate of one (1) year for each Accrual Computation Period in which an Eligible Employee completes 1,800 or more Hours Worked.  If an Eligible Employee works at least 900 hours but less than 1,800 hours, he will be entitled to a fraction of one (1) year Accrual Service based upon the number of hours actually worked divided by 1,800 hours.  There will be no accumulation of Accrual Service for any complete Accrual Computation Period in which a Participant accumulates less than 900 Hours Worked.

(b)      For Participants who are laid off or who terminate employment with the Employer between January 1, 1981 and December 31, 1984, Accrual Service after December 31, 1975 is accumulated at the rate of one (1) year for each Accrual Computation Period in which an Eligible Employee completes 1,800 or more hours worked.  There will be no accumulation of Accrual Service for any complete Accrual Computation Period in which a Participant accumulates less than 975 hours.  If a Participant accumulates more than 975 hours, but less than 1,800 hours, he will be entitled to a fraction of one (1) year of Accrual Service based upon the number of hours actually worked divided by 1,950 hours.

(c)      In the case of a Participant who is laid off or terminates employment with the Employer    during the period from January 1, 1976 through December 1, 1980, an Eligible Employee shall have accumulated at least 975 hours during the computation period in order to receive any Accrual Service for that period.  An Eligible Employee working at least 975 hours but less than 1,950 hours in an Accrual Computation Period between January 1, 1976 and December 31, 1980, shall accrue a fraction of one (1) year of Accrual Service, the numerator being the number of hours actually worked and the denominator being 1,950 hours.

(d)      Accrual Service prior to January 1, 1976 shall be the service recognized for benefit accrual purposes under the terms of the Former Plan.  For each Plan Year from June 1, 1968 to May 31, 1975, service was accumulated as follows:

•         1 year of Accrual Service if at least 48 weekly payroll checks received from the Employer in a Plan Year.

•         3/4 of 1 year of Accrual Service if between 36 and 47 weekly payroll checks received from the Employer in a Plan Year.

•         ½ of 1 year of Accrual Service if between 24 and 35 weekly payroll checks received from the Employer in a Plan Year.

•         No credit if less than 24 weekly payroll checks received from the Employer in a Plan year.

(e)      For the short Plan Year June 1, 1975 to December 31, 1975, service was accumulated as follows:

•         58.33% of 1 year of Accrual Service if at least 28 weekly payroll checks received from the Employer in the Plan Year.

•         43.75% of 1 year of Accrual Service if between 21 and 27 weekly payroll checks received from the Employer in the Plan Year.

•         29.17% of 1 year of Accrual Service if between 14 and 20 weekly payroll checks received from the Employer in the Plan Year.

•         No credit if less than 14 weekly payroll checks received from the Employer in the Plan Year.

(f)       A Participant who retires on or after January 1, 1973 is entitled to a maximum of ten (10) Years of Service under this Plan for vesting and accrual purposes for employment with the Employer within the ten (10) years prior to June 1, 1968 provided that such service would otherwise qualify under the terms of this Plan.  For purposes of determining Accrual Service, years prior to June 1, 1968, shall be calculated pursuant to Section 2.2(d).

(g)      Service prior to June 1, 1958, shall not be counted for the purpose of calculating Accrual Service under this Plan.

    Section 2.3 - Accrued Benefit.  The Accrued Benefit for each Participant who on or after January 1, 2003:

(a)      terminates employment with the Employer:

(b)      is laid off; or

(c)      ceases being an Eligible Employee;

shall be $43.50 multiplied by the number of years of Accrual Service through December 31, 2001; plus, Hours Worked from January 1, 2002 through June 30, 2002 divided by 1800 hours multiplied by $43.50; plus, Hours Worked from July 1, 2002 through December 31, 2002 divided by 1800 multiplied by $21.75; plus $21.75 multiplied by the number of years of Accrual Service on or after January 1, 2003.  No Hours Worked in 2002 in excess of 1800 hours shall be included in these equations.  Pursuant to Section 2.2, there will be no accumulation of Accrual Service for any complete Accrual Computation Period in which a Participant accumulates less than 900 Hours Worked; in addition, if any Eligible Employee has less than 900 Hours Worked in the year 2002, he or she shall not be entitled to any benefit accrual for 2002.

    With respect to any Participant who terminated employment with the Employer or was laid off or ceased to be an Eligible Employee prior to January 1, 2003, the following Accrued Benefit shall be applicable for the following period of time:

2002                                      *

2001                                      $43.50 per year of Accrual Service

2000                                      $43.50 per year of Accrual Service

1999                                      $43.50 per year of Accrual Service

1998                                      $39.00 per year of Accrual Service

1997                                      $35.00 per year of Accrual Service

1996                                      $34.00 per year of Accrual Service

1995                                      $28.50 per year of Accrual Service

1991                                      $28.00 per year of Accrual Service

1990                                      $27.00 per year of Accrual Service

1989                                      $25.00 per year of Accrual Service

1988                                      $24.00 per year of Accrual Service

1987                                      $22.00 per year of Accrual Service

1986                                      $21.00 per year of Accrual Service

1985                                      $19.00 per year of Accrual Service

1984                                      $16.00 per year of Accrual Service

1983                                      $14.00 per year of Accrual Service

1982                                      $13.00 per year of Accrual Service

1981                                      $11.00 per year of Accrual Service

9/1/80 - 12/31/80                   $ 9.50 per year of Accrual Service, except for participants who terminated employment prior to 1/1/80.

*        $43.50 multiplied by the number of years of Accrual Service through December 31, 2001; plus, Hours Worked from January 1, 2002 through June 30, 2002 divided by 1800 hours multiplied by $43.50; plus, Hours Worked from July 1, 2002 through December 31, 2002 divided by 1800 multiplied by $21.75.  No Hours Worked in 2002 in excess of 1800 hours shall be included in these equations.  Pursuant to Section 2.2, there will be no accumulation of Accrual Service for any complete Accrual Computation Period in which a Participant accumulates less than 900 Hours Worked; in addition, if any Eligible Employee has less than 900 Hours  Worked  in the year 2002, he or she shall not be entitled to any benefit accrual for 2002.

    The Accrued Benefit of any Participant who terminated employment with the Employer on or before December 31, 1979 shall be the Accrued Benefit that was in effect in the Plan at the time of such termination.

    Section 2.4 -  Actuarial Equivalent.  In the event that a specific actuarial factor is not provided under this Plan, the appropriate actuarial equivalence factor shall be the actuarial factors issued by the Pension Benefit Guaranty Corporation for the first day of January of the year for which the actuarial equivalence is provided.  The factor shall use an average of the appropriate male and female factors.

    Section 2.5 -  Actuary.  The Actuary is the corporation, firm or individual appointed and acting from time to time pursuant to the terms of Article VI.

    Section 2.6 -  Beneficiary.  A Beneficiary is the person or persons, natural or otherwise, other than a joint or contingent annuitant, designated by a Participant to receive any benefit payable under the Plan in the event of his death.

    A Participant who has designated a Beneficiary may, without the consent of such Beneficiary, alter or revoke such designation.  However, the spouse of a Participant must consent to the naming of a Beneficiary other than himself or herself.  Such consent must be executed in the presence of a notary public.  To be effective, any Participant's designation, alteration, or revocation of a Beneficiary shall be in writing, in such form as the Trustees may prescribe, and shall be filed with the Trustees prior to the death of the Participant.  If, at the time a death benefit becomes payable, there is not on file with the Trustees a fully executed designation of Beneficiary with spousal consent where required, then the designated Beneficiary shall be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)      his spouse;

(b)      his children, except that if any of his children predecease him but leave issue surviving him, such issue shall take by right of representation the share their parent would have taken if living;

(c)      his parents;

(d)      his brothers and sisters;

(e)      his personal representative or representatives (executors and administrators).

The identity of each Beneficiary in each case shall be determined by the Trustees.  Each such determination shall be final and binding for all persons.  Should the Plan Administrator not have a valid consent by a spouse to the designation by a Participant of a Beneficiary other than the spouse, the Trustees will pay a Participant's benefits to the spouse.

    Section 2.7 -  Break in Service.  A Break in Service occurs only when an Eligible Employee receives no compensation and no vesting credit during a Vesting Computation Period.  Such compensation shall include direct and indirect compensation by the Employer for Hours Worked including sick pay, vacation pay, pay during a leave of absence, disability income, and such other indirect compensation as may be required to be recognized for Break in Service purposes under ERISA or rules or regulations related thereto.

    Section 2.8 -  Code.  Code means the Internal Revenue Code of 1986, as amended or replaced from time to time.

    Section 2.9 -  Collective Bargaining Agreement.  Collective Bargaining Agreement means the existing Collective Bargaining Agreement between Buckbee-Mears Saint Paul and the Union effective June 1, 1976 through May 31, 1978, as well as any extensions or renewals thereof, or any new Collective Bargaining Agreement executed in the future which provides for the payment of contributions to the Retirement Fund as well as any extension or renewal thereof.

    Section 2.10 - Company.  Company means BMC Industries, Inc.

    Section 2.11 - Computation Periods.

(a)      Eligibility Computation Periods - the 12-month period beginning with an employee's Employment Commencement Date, and the 12-month period commencing on any Plan Anniversary Date after his Employment Commencement Date.

(b)      Vesting and Accrual Computation Periods - the 12-month period commencing on the Plan Anniversary Date.

    Section 2.12 - Effective Date.  Except as specifically stated herein, the Effective Date of this Restatement is January 1, 2001.

    Section 2.13 - Eligibility and Vesting Service.

(a)      Eligibility Service after December 31, 1975 is accumulated at the rate of one year for each Eligibility Computation Period in which an Eligible Employee completes 1,000 or more Hours Worked.  There is no accumulation for an Eligible Employee for a Computation Period in which he has less than 1,000 Hours Worked.

(b)      Vesting Service after December 31, 1975 is accumulated at the rate of one year for each Vesting Computation Period in which an Eligible Employee completes 1,000 or more Hours Worked.  There is no accumulation for an Eligible Employee for a Vesting Computation Period in which he has less than 1,000 Hours Worked.

Except, in the event an Eligible Employee's first Eligibility Computation Period in which 1,000 or more Hours Worked are completed overlaps two Vesting Computation Periods, neither of which contains 1,000 or more Hours Worked by the Eligible Employee, the second such Vesting Computation Period will be deemed, for vesting purposes, to contain 1,000 hours.  There is no accumulation for any Vesting Computation Periods prior to the Vesting Computation Period in which the Eligible Employee attains the age of 18.

Notwithstanding the definition of "Hours Worked" contained in this Plan, all Hours Worked by an employee for the Employer, the Company and any other corporation that is a member of a controlled group of corporations, (within the meaning of Code section 1563(a) without regard to Code sections 1563(a)(4) and 1563(e)(3)(C)) that includes the Company, any trade or business (whether or not incorporated) that together with the Company is under common control (within the meaning of Code section 414(c)), any member of an "affiliated service group" (within the meaning of Code section 414(m)) of which the Company is a member or any other organization that, together with the Company, is treated as a single employer pursuant to Code section 414(o) and Treasury Regulations thereunder ("ERISA Affiliates"); provided, that, for purposes of applying the limitations set forth at Section 414, such determination under Code section 1563(a) will be made by substituting the phrase "more than 50 percent" for the phrase "at least 80 percent" wherever it appears in such Code section, and will be counted for Eligibility Service and Vesting Service purposes whether or not such employee was an Eligible Employee at the time the hours were worked.

Eligible Employees on an authorized military leave of absence will accumulate hours for Vesting and Eligibility Service at the rate of 40 hours for each seven (7) consecutive days of leave.

(c)      Vesting and Eligibility Service prior to January 1, 1976 for a Participant as of January 1, 1976, who had been covered under the Former Plan, will be the Participant's last period of continuous employment with the Company prior to January 1, 1976 rounded to the nearest year.

    Section 2.14 - Eligible Employee.

(a)      Except as provided in Subsection (b), an "Eligible Employee" is an employee who has performed services for the Employer as an employee of the Employer (as classified by the Company or the Employer at the time the services are performed without regard to any subsequent reclassification) for a period of at least sixty-six (66) working days covered by the Collective Bargaining Agreement and on whose behalf contributions are made to the Retirement Fund pursuant to the terms of the Collective Bargaining Agreement between Buckbee-Mears Saint Paul and the Union.

(b)      An individual who is classified by the Company or the Employer as an independent contractor, leased employee or as any other status in which the individual is not classified by the Company or the Employer as an employee of the Employer at the time services are performed is not an Eligible Employee.  No judicial or administrative reclassification, or reclassification by the Company or the Employer, will be applied to grant retroactive eligibility to any individual under the Plan.

(c)      In addition, Eligible Employee includes full-time officers and employees of the Union, the Retirement Fund, and any other benefit fund established by the Collective Bargaining Agreement, provided that contributions to the Retirement Fund are made on behalf of said Eligible Employees by their respective Employers.

    Section 2.15 - Employer.  Employer shall mean Buckbee-Mears Saint Paul (a unit of  the Company) and any employer of an Eligible Employee on whose behalf contributions are made into the Retirement Fund.  The Union, the Retirement Fund, and other benefit funds described in Section 2.14 hereof shall be deemed Employers for the limited purpose of making payments to the Retirement Fund on behalf of Eligible Employees (as defined in Section 2.14).

    Section 2.16 - Employment Commencement Date.  The date an Eligible Employee first works one hour for the Employer.

    Section 2.17 - ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

    Section 2.18 - Fiduciary.  The named Fiduciary of the Plan is the Board of Trustees, the Investment Manager, the Plan Administrator, insurance company or companies, or combination thereof, appointed and acting from time to time in accordance with the provisions of Section 5.2 and Article VII and the  Retirement Fund, to hold, invest and disburse assets in the Retirement Fund and administer the Plan.

    Section 2.19 -  Former Plan.  The Former Plan is the Restated Graphic Communications International Union, Twin Cities Local 6A - Buckbee Mears Pension Plan in existence the day before the Effective Date of this Plan.

    Section 2.20 - Hours Worked.  Determined as follows:

(a)      For Eligible Employees whose hours are not required to be counted and recorded by any Federal Law such as the Fair Labor Standards Act, Hours Worked will be recorded at the rate of 45 for each 7 days of employment in covered employment during the Computation Period in which the Eligible Employee would be required under Subsection (c) hereof to be credited with at least one (1) Hour Worked.

(b)      For all other Eligible Employees, Hours Worked will be total Hours Worked computed in accordance with Subsection (c) hereof.

(c)      (1)      "Hours Worked" shall mean each hour worked for which the Employer, either directly or indirectly, pays an Eligible Employee, or for which the Eligible Employee is entitled to payment, for the performance of duties during the Plan Year.  The Eligible Employee shall be credited with the Hours Worked under this subparagraph (1) for the Plan Year in which the Eligible Employee performs the duties, irrespective of when paid;

        (2)      Each Hour Worked for back pay, irrespective of mitigation of damages, to which the Employer has agreed or for which the Eligible Employee has received an award.  Hours Worked shall be credited under this subparagraph (2) to the Eligible Employee for the Plan Year(s) to which the award or the agreement pertains rather than for the Plan Year in which the award, agreement or payment is made; and

        (3)      Each Hour Worked for which the Employer, either directly or indirectly, pays an Eligible Employee, or for which the Eligible Employee is entitled to payment (irrespective of whether the employment relationship is terminated), for reasons other than for the performance of duties during a Plan Year, such as leave of absence, vacation, holiday, sick leave, illness, incapacity (including disability and periods for which an Eligible Employee is entitled to receive workers' compensation benefits), layoff, jury duty or military duty.  Hours Worked shall be credited under this subparagraph (3) for the Plan Year in which the Employer pays the Eligible Employee, the Eligible Employee becomes entitled to payment or the payment becomes due, whichever first occurs.  Notwithstanding the preceding provisions of this subparagraph (3), Hours Worked shall not be credited for:

(i)       more than five hundred one (501) Hours Worked under subparagraph (c) to an Eligible Employee on account of any single continuous period during which the Eligible Employee does not perform any duties (whether or not such period occurs during a single Plan Year);

(ii)      hours for which payments are made or due to the Eligible Employee under a plan maintained solely for the purpose of complying with the applicable unemployment compensation law; and

(iii)     hours for which a payment to an Eligible Employee solely reimburses the Eligible Employee for medical or medically related expenses incurred by the Eligible Employee.

An Hour Worked shall not be credited under more than one of the above subparagraphs (1), (2) or (3) of subsection (c).  Furthermore, if the Eligible Employee is to be credited with Hours Worked for the twelve (12) month period beginning with the Eligible Employee's Employment Commencement Date, then the twelve (12) month period shall be substituted for the term "Plan Year" wherever the latter term appears in this Section 2.20.

(d)      Hours Worked shall also include all Hours Worked by any Eligible Employee for which the Eligible Employee receives compensation from the Union.  These hours represent lost time hours which, but for this subsection (d), the Eligible Employee would not otherwise be given credit.

Any ambiguity with respect to the crediting of an Hour Worked shall be resolved in favor of the Eligible Employee.  Furthermore, in crediting Hours Worked under this Section 2.20, the rules of paragraphs (b) and (c) of Department of Labor Regulation § 2530.200b-2 which the Plan, by this reference, specifically incorporates in full within this Section 2.20, shall be applied.

Solely for purposes of determining whether the Eligible Employee incurs a Break in Service under any provision of this Plan, the Plan Administrator shall credit Hours Worked during an Eligible Employee's unpaid absence period due to maternity or paternity leave if his or her absence is due to the Eligible Employee's pregnancy, the birth of the Eligible Employee's child, the placement with the Eligible Employee of an adopted child, or the care of the Eligible Employee's child immediately following the child's birth or placement.  The Plan Administrator shall credit Hours Worked under this paragraph on the basis of the number of Hours Worked the Employee would receive if he were paid during the absence period or, if the Plan Administrator cannot determine the number of Hours Worked the Eligible Employee would receive, on the basis of eight (8) hours per day during the absence period.  The Plan Administrator only shall credit the number of Hours Worked (up to 501 Hours Worked) necessary to prevent an Eligible Employee's Break in Service.  The Plan Administrator shall credit all Hours Worked described in this paragraph to the computation period in which the absence period begins or, if the Eligible Employee does not need these Hours Worked to prevent a Break in Service in the computation period in which is absence period begins, the Plan  Administrator shall credit these Hours Worked to the immediately following Computation Period.  The Plan Administrator shall apply this paragraph for absence periods which begin in Plan Years commencing after December 31, 1984.

(e)      Hours Worked shall also include hours during which a Participant would have worked but for one or more involuntary furlough(s), up to a maximum of sixty (60) working days or four-hundred fifty (450) hours in any Plan Year.  An involuntary furlough shall be defined as a period of time during which the Participant would have worked but for the temporary shutdown of operations mandated by the Company.

(f)       Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

    Section 2.21 - Normal Retirement Date.  The Normal Retirement Date of a Participant is the last day of the month in which he attains age 65.

    Section 2.22 - Normal Retirement Age.  A Participant's Normal Retirement Age is age 65, or five years after the Participant commenced participation in the Plan, whichever is later.

    Section 2.23 - PBGC.  Pension Benefit Guaranty Corporation, a body corporate within the Department of Labor established under the provisions of Title IV of ERISA.

    Section 2.24 - Participant.  A Participant is an Eligible Employee or former Eligible Employee who has satisfied the eligibility requirements of Article III and who is either accruing a benefit or is entitled to receive a benefit under the Plan.

    Section 2.25 - Plan.  The Plan is the Graphic Communications International Union, Twin Cities Local 6A - Buckbee-Mears Pension Plan as may be amended from time to time, this document comprising the Seventh Restatement of such Plan.

    Section 2.26 - Plan Administrator.  The Plan Administrator shall be appointed by the Trustees and serve until replaced by the Trustees or until said Plan Administrator resigns.

    Section 2.27 - Plan Anniversary Date.  The Plan Anniversary Date of this Plan is January 1.

    Section 2.28 - Plan Year.  The Plan Year is the 12-month period commencing each January 1.

    Section 2.29 - Re-Employment Commencement Date.  The date following a Break in Service when an Eligible Employee first works one hour for the Employer.

    Section 2.30 - Retirement Fund.  Retirement Fund  means the Restated Agreement and Declaration of Trust of  Graphic Communications International Union, Twin Cities Local 6A - Buckbee-Mears Retirement Fund, consisting of all contributions to the Retirement Fund received by the Trustees, together with all income, increments, earnings, and profits therefrom, and all other assets held by the Trustees for the uses, purposes, and trusts set forth in said Retirement Fund Trust Agreement.

    Section 2.31 - Termination of Employment.  Termination of Employment is the severance of an Eligible Employee's employment relationship with the Employer, the Company and ERISA Affiliates (as defined in Section 2.13).

    Section 2.32 - Trustees.  Trustees or Trustee means the Trustees or a Trustee of the Retirement Fund.

    Section 2.33 - Union.  Union means Graphic Communications International Union, Twin Cities Local 6A.

    Section 2.34- Vesting.  For purposes of this Plan, an Eligible Employee's Accrued Benefit shall be vested pursuant to the following schedule:

Years of Vesting Service                                 % Vested

0-4 Years of Service                                        0%

5   Years or More                                         100%

For Plan years prior to January 1, 1989, the following schedule applies:

Years of Vesting Service                                 % Vested

0-9 Years of Service                                         0%

10 Years or More                                          100%

ARTICLE III

EMPLOYEE PARTICIPATION

    Section 3.1 - Eligibility for Participation.  Each Eligible Employee shall become a Participant in the Plan as follows:

(a)      Any Eligible Employee included under the provisions of the Former Plan as of the Effective Date shall continue to participate in accordance with the provisions of this amended and restated Plan.

(b)      Any other Eligible Employee as of the Effective Date who has both attained age 21 and completed an Eligibility Computation Period ending prior to said date, during which he had not less than 1,000 Hours Worked, shall become a Participant on the Effective Date.

(c)      The participation of any Eligible Employee thereafter to become a Participant shall commence as of the earlier of January 1 or July 1 following the date he has both attained age 21 and completed an Eligibility Computation Period ending prior to said date of not less than 1,000 Hours Worked.

    After a Break in Service, the provisions of Section 3.3 and 3.4 shall be applicable.

    Section 3.2 - Transfer to Eligible Employee Status.  Transfer from an ineligible status to the status of an Eligible Employee will result in immediate participation if the Eligible Employee satisfies the requirements of Section 3.1; otherwise he will begin participation in The Plan as provided for in Section 3.1.

    Section 3.3 - Re-Employment after a Break in Service.  An Eligible Employee who has been re-employed after a Break in Service may resume participation in the Plan as soon as he has completed a 12-month period in which he has 900 Hours Worked.  He shall reenter the Plan retroactive to his Re-Employment Commencement Date.

    Such a Participant shall receive Accrual Service if he has 900 or more Hours Worked during the first Accrual Computation Period ending after his Re-Employment Commencement Date.  If he has less than 900 Hours Worked during this partial Computation Period but he has hours equal to at least 900 considering the fraction of the Computation Period worked, he will accumulate a fraction of a year of Accrual Service equal to the ratio of the Hours Worked during such partial Computation Period to 1,800 hours for a full accrual Computation Period.  For periods of re-employment prior to January 1, 1981, an Eligible Employee shall earn credit as described in the previous sentence with 975 hours substituted for 900 hours and 1,950 hours substituted for 1,800 hours.

    Section 3.4 - Preservation of Pre-Break Service.  In the event of re-employment after a Break in Service, service completed prior to the Break in Service for non-vested Participants will be disregarded for all purposes under the Plan unless the number of the Eligible Employee's consecutive Breaks in Service is less than:

(a)      The Eligible Employee's aggregate Years of Vesting Service (without regard to Vesting Service disregarded under Section 3.4), or

(b)      five (5) years, if greater than (a).

    In the event that a Participant terminates employment with the Employer for any reason and suffers consecutive Breaks in Service of five years or less and returns to employment with the Employer as an Eligible Employee, that Participant's Accrued Benefit under Section 2.3 of this Plan shall be calculated by multiplying all of that Participant's years of Accrual Service with the Employer times the Accrued Benefit rate in effect as of the date of that Participant's final termination of employment with the Employer.  In the event that a Participant terminates employment with the Employer for any reason, suffers consecutive Breaks in Service in excess of five years and subsequently returns to employment with the Employer as an Eligible Employee, the Participant's Accrued Benefit under Section 2.3 of the Plan shall be calculated by multiplying the applicable Accrued Benefit rate in effect at the time of the Participant's first Termination of Employment times the years of Accrual Service earned at that time and adding to that figure the amount determined by multiplying the years of Accrual Service earned after the Breaks in Service times the applicable Accrued Benefit rate in effect at the Participant's final Termination of Employment with the Employer.

ARTICLE IV

BENEFITS

    Section 4.1 - Normal Retirement Benefit Formula.  A Participant's pension benefit payable in the normal form shall be a benefit payable for his lifetime in a monthly amount equal to his Accrued Benefit.  The Termination of Employment of a Participant on or after his Normal Retirement Age shall be deemed to be a normal retirement.  Upon such retirement, he shall be entitled to a pension in the amount determined according to the first sentence of this Section 4.1 payable monthly for life, with the first payment to be made as of the first day of the month next following his Termination of Employment, if he is then living, and the last  payment as of the first day of the month in which his death occurs.

    Section 4.2 - Accrued Benefit.  The Accrued Benefit may be determined as of any point in time that the Participant is an Eligible Employee.  In no event will any Accrued Benefit determined after the Effective Date be less than the Accrued Benefit determined as of the preceding Plan Anniversary Date.

    Section 4.3 - Early Retirement Benefit.  The Termination of Employment of a Participant prior to his Normal Retirement Date shall be deemed to be an early retirement if he has then attained age 55 and completed at least 10 years of Vesting Service.  Upon such early retirement, he shall be entitled to a pension payable monthly for life, with the first payment to be made as of the first day of the month next following his Normal Retirement Date, if he  is then living, and the last payment as of the first day of the month in which his death occurs.  The amount of each monthly payment shall equal his Accrued Benefit.

    In lieu of such payment the Participant may elect to have benefits commence on the first of any month following his Termination of Employment and prior to his Normal Retirement Date.  The benefit payable from such earlier commencement date shall be the pension benefit payable in the normal form (as determined under Section 4.1)..

(a)      reduced by six and two-thirds (6-2/3%) percent reduction per year for the first five years of commencement immediately prior to age 65; and

(b)      reduced by three and one-third (3-1/3%) percent reduction per year for an additional five years.

    Section 4.3. A. - Special Early Retirement Benefit.  Effective January 1, 1997, any Participant who terminates employment with the Employer after he reaches age 55 on or after January 1, 1997 and has completed at least 25 years of Accrual Service as of the date of termination shall be eligible to commence a retirement benefit after he has attained age 62 without any reduction in the Accrued Benefit calculated under Section 2.3.

    Section 4.4 - Benefit Upon Other Termination of Employment.  If a Participant's Termination of Employment occurs prior to his Normal Retirement Age, and if at the time of his Termination of Employment he has completed at least 5 years of Vesting Service and has not attained age 55, he shall be entitled to a pension payable monthly for life, with the first payment to be made as of the first day of the month next following his Normal Retirement Date, if he is then living, and the last payment as of the first day of the month in which his death occurs.  The amount of each monthly payment shall equal his Accrued Benefit.

    Section 4.4.A. - Disability Benefit.  Effective January 1, 1998, any Participant with at least 10 years of Accrual Service who terminated employment after age 55 due to a total and permanent disability as determined by the Social Security Administration shall be eligible to retire as of the date of disability without any reduction in the Accrued Benefit calculated under Section 2.3.  Upon such disability retirement, he shall be entitled to a pension payable monthly for life, with the first payment to be made as of the first day of the month following his Termination of Employment and submission of his application for the pension benefit accompanied by evidence that he has been determined to be totally and permanently disabled by the Social Security Administration.  If the Participant is no longer totally and permanently disabled at any time prior to age 62, the disability pension shall be discontinued and the Participant shall be entitled to additional pension benefits only in accordance with the other provisions in the Plan.

    Section 4.5 - Early Commencement of Benefits.  A Participant who qualifies under Section 4.4 and has at least ten years of Vesting Service may elect a reduced monthly benefit which is in lieu of the aforesaid benefit, with the first payment to be made as of the first day of any month after his attainment of age 55 and prior to his Normal Retirement Date and the  last payment as of the first day of the month in which his death occurs.  The benefit payable from such earlier commencement date shall be the pension benefit payable in the normal form (as determined under Section 4.1):

(a)      reduced by six and two-thirds (6/2/3%) percent reduction per year for the five years immediately prior to age 65; and

(b)      reduced by three and one-third (3-1/3%) percent reduction per year for an additional five years.

    Section 4.6 - Minimum Benefit.  In no event will the benefit determined in Section 4.1, 4.2, 4.3 or 4.4 and payable from Normal Retirement Date be less than the Accrued Benefit under the Former Plan as of the Effective Date.

    Section 4.7 - Benefits that Matured Prior to the Effective Date.  Benefits, if any, payable on account of a Participant's Termination of Employment prior to the Effective Date shall be  determined and paid in accordance with the provisions of the Plan in effect as of the date of his Termination of Employment.

    Section 4.8 - Non-Duplication of Benefits.  In the event that a Participant terminates covered employment under the Collective Bargaining Agreement but continues in the employment of the Employer or the Company in a different position, the Participant shall not accrue any additional Accrual Service under this Plan unless the Participant later resumes covered employment under the Collective Bargaining Agreement.  In addition, the Accrued Benefit defined under Section 2.3 of the Plan shall be calculated for that Participant who terminated employment with the Employer as of the date the Participant ceased to be an Eligible Employee covered by the Collective Bargaining Agreement and not the date the Participant later terminates non-covered employment with the Employer or the Company.  In the event that the Participant is re-employed and is an Eligible Employee covered by the Collective Bargaining Agreement, and received Accrual Service after a one-year Break in Service, the Accrued Benefit calculated under Section 2.3 of the Plan shall be calculated based on the applicable Accrued Benefit at the time of the earlier termination times the years of Accrual Service at that time plus later years of Accrual Service times the applicable Accrued Benefit rate in effect under the Plan at the subsequent Termination of Employment.  In addition, notwithstanding any other provisions of the Plan, benefits otherwise payable to a Participant under Section 4.1, 4.3 or 4.4 shall be suspended during such period as he receives long or short term disability benefits provided by the Employer or the Company and during periods of re-employment with the Employer prior to the Participant's Normal Retirement Date.  Any benefits payable subsequent to Termination of Employment will be actuarially adjusted to reflect the payments already received.

    Section 4.9 - Optional Forms of Benefit Payments.  In lieu of the amount and form of pension payable under Section 4.1, 4.3 or 4.4, a Participant may, under such rules and regulations as the Trustees may prescribe which are in accord with the advice of the Actuary, and subject to the provisions of Section 4.10 and 4.16, elect to have a pension benefit payable in any of the following optional forms:

(a)      Ten (10) Year Certain and Life Benefit.  A reduced monthly benefit payable to the Participant for his or her life, with the provision that, if the Participant dies before having received 120 monthly payments, such reduced monthly payments will continue to the Participant's designated Beneficiary until the number of monthly payments made to the Participant and the Participant's designated Beneficiary total 120;

(b)      Joint and Fifty (50%) Percent Survivor Benefit.  A reduced monthly benefit payable to the Participant for his or her life, with the provision that, if the Participant is survived by his or her contingent annuitant, one-half of such reduced monthly benefit will be continued to the contingent annuitant for the duration of the contingent annuitant's life; and

(c)      Joint and One Hundred (100%) Percent Survivor Benefit.  A reduced monthly benefit payable to the Participant for his or her life, with the provision that, if the Participant is survived by his or her contingent annuitant, such reduced monthly benefit will be continued to the contingent annuitant for the duration of the contingent annuitant's life.

The amount of the benefit available under any of the options set forth in this Section shall be calculated by applying the reduction factors set forth in Appendix A to this Pension Plan.  Benefit payments under any option elected in accordance with the terms of this paragraph shall commence on the same date that benefit payments would otherwise commence under Section 4.1, 4.3, 4.4 or 4.5, whichever is applicable.  In conjunction with the Participant's election of an optional benefit under subsections (b) or (c), the Participant must designate, in form prescribed by the Trustees, a contingent annuitant to receive the survivor benefits thereunder; provided, that, if the designation is not made at that time, a designation may be made at a later date, but not after the commencement of benefit payments to the Participant.  Notwithstanding other provisions of this paragraph to the contrary, if a Participant dies before his or her payments have commenced, the Trustees shall not make payment to a Beneficiary who is not the Participant's spouse for a period which exceeds five (5) years from the date of the Participant's death.

    If a Participant remains in the employ of the Company after his Normal Retirement Date, and if his death occurs thereafter prior to his Termination of Employment, and if he elected an optional form of benefit payment under this Section which was not revoked prior to his death, the same benefit shall be provided his Beneficiary or joint or contingent annuitant under the option as though the Participant's Termination of Employment had occurred on his Normal Retirement Date and he had received monthly payments under the option for each month prior to his death.

    Section 4.10 - Qualified Joint and Survivor Annuity.  Unless a Participant elects otherwise, as hereinafter specified in Section 4.16, benefits shall be paid in the form of a Qualified Joint and Survivor Annuity with respect to any Participant who has a spouse and who -

(a)      begins to receive benefit payments under Section 4.1, 4.3, 4.4 or 4.5, or

(b)      dies on or after attaining Normal Retirement Age and prior to his or her Termination of Employment, or

(c)      ceases to be an Eligible Employee on or after the date he is entitled to receive benefits under Sections 4.1 or 4.4 and thereafter dies before beginning to receive such benefits.

A "Qualified Joint and Survivor Annuity" is an annuity for the life of the Participant with a survivor annuity for the life of his spouse which is 50% of the amount payable for the life of the Participant.  The amount of the benefit available under this Section shall be calculated by applying the reduction factors set forth in Appendix A to this Plan, under the Option "Joint and 50% Survivor."

    Section 4.11 - Pre-Retirement Spouse Annuity.

(a)      Eligibility. If a married Participant dies prior to commencement of payment of his Nonforfeitable Accrued Benefit, the Trustee will distribute to the Participant's surviving spouse a pre-retirement survivor annuity, unless the Participant and his spouse were not married throughout the one (1) year period ending on the date of his death.  This Section shall apply to a Participant who dies after August 22, 1984, and either (i) completes at least one (1) Hour Worked with the Employer after August 22, 1984, or (ii) separated from Service with at least ten (10) years of service and completed at least one (1) Hour Worked with the Employer in a Plan Year beginning after December 31, 1975.  If a Participant's death benefit is payable on or after the Effective Date and this Section does not apply to the Participant, the Plan Administrator shall make payment of the Participant's entire Nonforfeitable Accrued Benefit in accordance with Sections 4.10 and 4.15, subject to the requirements of subsection (c) hereof.

For a Participant dying after the earliest retirement age under the Plan, the pre-retirement spouse annuity shall equal the survivor annuity portion of the qualified joint and fifty (50%) percent survivor annuity the Trustees would have paid under Section 4.10 if the Participant had commenced receiving the qualified joint and survivor annuity the day before his death.  For a Participant dying on or before the earliest retirement age under the Plan, the pre-retirement survivor annuity shall equal the survivor annuity portion of the qualified joint and fifty (50%) percent survivor annuity the Trustees would have paid under Section 4.10 if the Participant had separated from service on the date of his death, had commenced receiving the qualified joint and survivor annuity at the earliest retirement age under the Plan, and had died the day after attaining the earliest retirement age under the Plan.  The "earliest retirement age under the Plan" is the earliest date on which the Plan permits the Participant to elect to receive retirement benefits.  Notwithstanding the immediately preceding provisions of this paragraph, if the actuarial equivalent of the pre-retirement spouse annuity calculated under the formula set forth in Section 2.4 is not greater than $5,000, (using the GATT interest rates in effect as of retirement) the Trustees will pay the Participant's surviving spouse the actuarial equivalent in a single lump sum payment as a complete settlement of all obligations under this Plan.

The Trustees shall commence payment of the pre-retirement spouse annuity on or before the later of one (1) year after the Participant's death or the date the Participant would have attained age seventy and one-half (70-1/2) unless the Participant's surviving spouse files an election to commence payment at some earlier date.

(b)      No Reduction of Pension Benefits.  A Participant's pension benefits shall not be reduced as a result of the pre-retirement spouse annuity coverage required under Section 4.11(a) or the survivor's annuity coverage under Section 4.11(c).  The Plan shall bear the cost of providing the pre-retirement spouse annuity or the survivor's annuity benefits.

(c)      Payment of Certain Survivor Benefits After the 1/1/2001.  If a married Participant who is not subject to Section 4.11(a) but who has received credit for at least one (1) Hour Worked after September 1, 1974, has a death benefit payable on or after the Effective Date, the Participant's surviving spouse shall receive a spouse's pre-retirement annuity if:

(1)      the Participant had made a spouse's annuity election at any time during the spouse annuity election period; and

(2)      dies while employed as an Eligible Employee of the Employer on or after attaining qualified early retirement age.  The spouse annuity election period shall begin on the ninetieth (90th) day before the Participant attains the qualified early retirement age and shall end on the date of the Participant's Termination of Employment.  A Participant's "qualified early retirement age" is the later of the first day of the one hundred twentieth (120th) month beginning before the Participant attains Normal Retirement Age, or the date on which the Participant began participation under this Plan.

Furthermore, if a married Participant who is not subject to Section 4.11(a) but who has received credit for at least one (1) Hour Worked after September 1, 1974, has a death or termination benefit payable on or after the Effective Date, the Participant's surviving spouse shall receive a spouse's annuity if:

(3)      the Participant dies on or after Normal Retirement Age while employed  by the Employer, or has a Termination of Employment on or after attaining his qualified early retirement age but dies before the Trustee commences payment of his pension; and

(4)      the Participant (and, for elections made after December 31, 1984, the Participant's spouse) has not waived the qualified joint and survivor annuity during the ERISA election period.  The ERISA election period begins on the later of (i) the date one hundred and eighty (180) days prior to the Participant's attaining qualified early retirement age, or (ii) the date the Participant commenced participation in the Plan, and ends on the Participant's annuity starting date under Section 4.10.

The spouse's pre-retirement annuity shall equal the survivor annuity portion of the qualified joint and survivor annuity payable under Section 4.10 determined as if the Participant had retired the day before his death and commenced receiving the qualified joint and survivor annuity.

    Section 4.12 - Payment of Small Amounts.

(a)      If the actuarially equivalent present value of a Participant's vested Accrued Benefit does not exceed Five Thousand Dollars ($5,000) and did not exceed such amount at the time of any previous distribution of such benefit, the benefit shall be paid to the Participant or to his or her surviving spouse following the Participant's death in a single lump sum payment no later than sixty (60) days after the close of the Plan Year following the Plan Year in which the Participant terminates employment or dies, whichever occurs first.  Actuarially equivalent lump sum values shall be calculated on the basis of (1) the mortality table based on the prevailing commissioners' standard table (described in section 807(d)(5)(A) of the Code, which is the mortality table prescribed in Revenue Ruling 95-6 for distributions with an annuity starting date before December 31, 2002 and the mortality table prescribed in Revenue Ruling 2001-62 for distributions with an annuity starting date on or after December 31, 2002)) used to determine reserves for group annuity contracts issued on the date as of which the lump sum is being determined (without regard to any other subparagraph of section 807(d)(5)), as prescribed by the Commissioner of Internal Revenue in revenue rulings, notices or other guidance and (2) for any lump sum payment made during a calendar year, an interest rate equal to the annual interest rate on 30-year Treasury securities for the November immediately preceding such calendar year as such rate is prescribed by the Commissioner of Internal Revenue in revenue rulings, notices or other guidance.

(b)      In the case of any distribution pursuant to this section that constitutes an "eligible rollover distribution," within the meaning of section 402(c)(4) of the Internal Revenue Code, the Trustees will, if so instructed by the distributee in accordance with uniform rules, make the distribution to an "eligible retirement plan" within the meaning of section 402(c)(8) of the Internal Revenue Code.  The foregoing provision will not apply if (i) the aggregate taxable distribution to be made to the distributee from this Plan during the distributee's taxable year is less than Two Hundred Dollars ($200) or (Ii) if less than the entire taxable amount of the distribution is to be distributed to an eligible retirement plan and the amount to be distributed to the eligible retirement plan is less than five Hundred Dollars ($500).

    Section 4.13 - No Other Benefits.  In the event the Trustees distribute any part or all of  a Participant's Accrued Benefit to him and the Participant later resumes active employment with the Employer, the Trustee shall compute the Participant's Accrued Benefit by taking into account all of the Participant's Years of Participation.  However, the Trustee shall offset the Participant's Accrued Benefit so computed by the Participant's Accrued Benefit attributable to any distribution the Trustee has made to the Participant.

    Section 4.14 - Maximum Benefits.  The maximum benefit, when expressed as a monthly pension, shall not exceed $7,500.00, subject to the following:

(a)      The maximum shall apply to the single-life pension computed under Article IV.

(b)      If benefits begin prior to age 65, the maximum will apply to such reduced pension; provided that, if benefits begin prior to age 55, the maximum will apply to a pension beginning at age 55, which is the Actuarial Equivalent of such benefit.

(c)      If the Participant has fewer than ten years of credited service at retirement, the applicable maximum shall be multiplied by a fraction, of which the numerator is his Accrual Service and the denominator is 10.

(d)      The maximum amount of $7,500.00 per month shall be increased as permitted in Section 415(b) of the Internal Revenue Code.

    Notwithstanding the foregoing with respect to a Participant included under the prior provisions of the Plan, the maximum computed under this subsection shall not be less than the Pension payable under the Plan provisions in effect as of December 31, 1982 based upon his rate of compensation under the Plan in effect as of such date and on Accrual Service to the date of his Termination of Employment.

    Section 4.15 - Death Benefit.  Upon the death of a Participant who has ten (10) or more years of Vesting Service and who is an Eligible Employee whose employment with the Employer has not terminated or is a former Eligible Employee currently on leave of absence or laid off and maintaining his name on the Employer's seniority or recall list, the sum of Five Thousand and no/100s ($5,000.00) Dollars shall be paid in a single lump sum payment to the Participant's Beneficiary designated in accordance with Section 2.6 of this Plan.  However, if such Participant is married at the time of his death and has been married for the one year period immediately preceding his death, any benefits payable as a result of Participant's death shall be paid to his spouse unless his spouse has consented to the designation of another Beneficiary.  Such consent shall be notarized and submitted to the Plan Administrator.

    Section 4.16 - Manner of Election - Revocation for Joint and Survivor Annuity - Normal Retirement Age.  A Participant may make an election not to have his Accrued Benefit paid in the form of a Qualified Joint and Survivor Annuity under Section 4.10 at any time during the election period.  The election period shall begin on the date the Plan Administrator furnishes to the Participant the information required under the third paragraph of this Section 4.16 and shall end on the ninetieth (90th) day before the Trustee commences to pay the Participant his Accrued Benefit.  If, within 60 days from the date the information was furnished as required by the preceding sentence, a Participant makes a request for additional information, the election period shall extend, to the extent necessary, to include the ninety (90) calendar days immediately following the date the Plan Administrator either mails or personally delivers the requested additional information to the Participant.  A Participant may revoke an election made under this Section 4.16 at any time during the election period, and thereafter may make a new election at any time within the election period.  For waiver elections made after December 31, 1984, a Participant's spouse (to whom the survivor annuity is payable under the Qualified Joint and Survivor Annuity) must consent in writing to the waiver election, acknowledging the effect of the election and such consent must be witnessed by a Notary Public.

    The Plan Administrator may accept as valid a waiver election which does not satisfy the spousal consent requirement described above if the Plan Administrator establishes the Participant does not have a spouse, the Plan Administrator is not able to locate the Participant's spouse, or other circumstances exist under which the Secretary of Treasury will excuse the consent requirement.

    The Plan Administrator shall furnish to each Participant and spouse eligible to receive a normal retirement pension a written general description of the Qualified Joint and Survivor Annuity, the Participant's right to make, and the effect of an election to waive the Joint and Survivor Annuity form of benefit, the rights of the Participant's spouse regarding the waiver election.  The written description shall include the financial effect upon the Participant's normal retirement pension (in terms of dollars per pension payment) of making an election not to receive payment in the form of a Qualified Joint and Survivor Annuity.  The Plan Administrator either shall mail or personally deliver the written description at such time to ensure its receipt by the Participant on or about the earlier of:

(a)      The date nine (9) months prior to the Participant's attaining Normal Retirement Age; or

(b)      The later of the date one hundred eighty (180) days prior to the Participant's satisfying the requirements for an early commencement of benefits under Section 4.5 or the date the Participant commences participation in the Plan.

    The Plan Administrator shall provide and prescribe the form for a Participant's written election and the spouse's consent under this Section 4.16.  The election form shall state clearly that the Participant is electing to receive all of his Accrued Benefit under the Plan in a form other than a Qualified Joint and Survivor Annuity.  An election, or revocation of an election, is effective as of the date filed with the Plan Administrator.

ARTICLE V

PLAN FINANCING

    Section 5.1 - Contributions. No contributions shall be required or permitted under the Plan from any Participant.  The Company and any participating Employer shall make contributions in such amounts and at such times as determined by the Company in accordance with a funding method and policy to be established by said Company which will be consistent with the minimum funding standards of ERISA.  Forfeitures arising under this Plan, shall be applied to reduce the cost of the Plan, not to increase the benefits otherwise payable to Participants.

    Section 5.2 - Retirement Fund.  All contributions made by the Company or a participating Employer under this Plan shall be paid to the Investment Manager, or if there is no Investment Manager, then to the corporate agent, or if there is no corporate agent, then to the Trustees and deposited in the Retirement Fund.  All assets of the Retirement Fund, including investment income, shall be retained for the exclusive benefit of Participants and their beneficiaries, shall be used to pay benefits to such persons or to pay administrative expenses to the extent not paid by the Company, and shall not revert or inure to the benefit of the Company.

    Notwithstanding anything herein to the contrary, upon the request of the Company or a participating Employer, a contribution which was conditioned upon qualification of the Plan or any amendment thereof under Section 401(a) of the Internal Revenue Code shall be returned to the Company or participating Employer within one year after the denial of the qualification.

ARTICLE VI

ACTUARY

    Section 6.1 - Appointment and Duties.  The Company shall appoint an individual or a corporation or a firm with at least one individual who is qualified or experienced in performing actuarial services in the valuation, funding and administration of retirement, pension, or annuity plans and who is an enrolled Actuary as provided under ERISA to serve as the Actuary to perform the services set forth herein and to perform such additional services  with respect thereto as may be conferred by the Company and as are consistent with the provisions of the Plan.  All determinations of Actuarial Equivalent values permitted or required to be made under the Plan or otherwise shall be made only in accordance with the advice of the Actuary, and the rules, regulations, and tables relating thereto shall become effective only with the approval of the Actuary.

    Section 6.2 - Successors.  The Company shall have the right at any time to remove the Actuary then acting, to appoint a successor or successors, and to fill vacancies in the office of the Actuary.

ARTICLE VII

ADMINISTRATION

    Section 7.1 - Allocation of Responsibility Among Fiduciaries for Plan and Retirement Fund Administration.  The Fiduciaries shall have only those specified powers, duties, responsibilities and obligations as are specifically given to them under this Plan or the Retirement Fund.  In general, the Company and any participating Employers shall have the sole responsibility for making the contributions necessary to provide benefits under the Plan as specified in Article VII.

    The Trustees shall have the sole responsibility for the administration of the Plan and Retirement Fund and the management of the assets held under the Retirement Fund, all as specifically provided in the Retirement Fund.  Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Retirement Fund, as the case may be, authorizing or providing for such direction, information or action.

    Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan or the Retirement Fund, and is not required under this Plan or the Retirement Fund to inquire into the propriety of any such direction, information or action.  It is intended under this Plan and the Retirement Fund  that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Retirement Fund and shall not be responsible for any act or failure to act of another Fiduciary.  No Fiduciary guarantees the Retirement Fund in any manner against investment loss or depreciation in asset value.

    Section 7.2 - Facility of Payment.  Whenever, in the Trustees' opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Trustees may direct payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Trustees may apply the payment for the benefit of such person in such manner as the Trustees consider advisable.  Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

    Section 7.3 - Discretionary Authority.  The Plan Administrator appointed by the Trustees pursuant to this document shall have the discretion and authority to make all decisions necessary and useful to interpret and administer this Plan.  Decisions of the Plan Administrator shall be final and binding.  The Plan Administrator shall have the power to delegate any and all responsibility for administering the Plan.  However, such delegation shall not relieve the Plan Administrators of its responsibilities under this Plan.

ARTICLE VIII

MISCELLANEOUS

    Section 8.1 - Non-Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Company or the Employer and any Eligible Employee, or as a right of any Eligible Employee to be continued in the employment of the Company or the Employer, or as a limitation of the right of the Company of the Employer to discharge any of its employees, with or without cause.

    Section 8.2 - Rights to Retirement Fund Assets.  No Eligible Employee shall have any right to, or interest in, any assets of the Retirement Fund upon Termination of Employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such employee out of the assets of the Retirement Fund.  In case of termination or partial termination of this Plan, the rights of all affected Participants to their Accrued Benefit to the extent funded as of the date of such termination or partial termination, shall be nonforfeitable.  Except as otherwise may be provided under Title IV of ERISA, all payments of benefits as provided for in this Plan shall be made solely out of the assets of the Retirement Fund and none of the Fiduciaries shall be liable therefor in any manner.

    Section 8.3 - Non-Alienation of Benefits.  Subject to Section 8.4, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse or for any other relative of the Participant, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void.  The Retirement Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

    Section 8.4 - Distributions Under Domestic Relations Orders.  Nothing contained in this Plan shall prevent the Trustees and the Plan Administrator from complying with the provisions of a qualified domestic relations order (as defined in Code §414(p)).

    The Plan Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order.  Upon receiving a domestic relations order, the Plan Administrator promptly shall notify the Participant and any alternate payee named in the order, in writing, of the receipt of the order and the Plan's procedures for determining the qualified status of the order.  Within a reasonable period of time after receiving the domestic relations order, the Plan Administrator shall determine the qualified status of the order and shall notify the Participant and each alternate payee, in writing, of its determination.  The Plan Administrator shall provide notice under this paragraph by mailing to the individual's address specified in the domestic relations order, or in a manner consistent with Department of Labor regulations.  The Plan Administrator may treat as qualified any domestic relations order entered prior to January 1, 1985, irrespective of whether it satisfies all the requirements described in Code §414(p).

    If any portion of the Participant's nonforfeitable Accrued Benefit is payable during the period the Plan Administrator is making its determination of the qualified status of the domestic relations order, the Trustees shall segregate the amounts payable in a separate account and invest the segregated account solely in fixed income investments.  If the Plan Administrator determines the order is a qualified domestic relations order within eighteen (18) months of receiving the order, the Trustees shall distribute the segregated account in accordance with the order.  If the Plan Administrator does not make its determination of the qualified status of the order within eighteen (18) months after receiving the order, the Trustees shall distribute the segregated account in the manner the Plan would distribute if the order did not exist and shall apply the order prospectively if the Plan Administrator later determines the order is a qualified domestic relations order.

    The Trustees shall make any payments or distributions required under this Section 8.4 by separate benefit checks or other separate distribution to the alternate payee(s).

ARTICLE IX

AMENDMENTS

    Section 9.1 - Amendment.  The Trustees may amend or modify this Plan at any time provided no amendment shall be adopted which alters the basic purpose of this Plan or the Retirement Fund; conflicts with the terms of any Collective Bargaining Agreement or with any applicable law; causes the use or diversion of any part of the Retirement Fund for purposes other than those authorized herein; increases the burdens or obligations of the Company or causes a reversion of any of the assets of the Retirement Fund to the Company or to the Union.  Furthermore, the Trustees and Plan Administrator shall neither enact nor apply any amendment to the Plan to reduce a Participant's Accrued Benefit immediately before the effective date of the amendment, except to the extent permitted under Code §412(c)(8).  An amendment adopted after July 30, 1984, decreases a Participant's Accrued Benefit determined immediately prior to the adoption date if the amendment has the effect of either (1) eliminating or reducing an early retirement benefit or a retirement-type subsidy (as defined in Treasury regulations), or (2) except as provided by Treasury regulations, eliminating an optional form of benefit.  The Plan Administrator shall disregard an amendment described in the immediately preceding sentence to the extent application of the amendment would decrease the Participant's Accrued Benefit determined immediately prior to the adoption date of the amendment.

ARTICLE X

SUCCESSOR COMPANY AND MERGER OR CONSOLIDATION OF PLANS

    Section 10.1 - Successor Company.  In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and Retirement Fund will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan.  The substitution of the successor shall constitute an assumption of Plan Liabilities by the successor and the successor shall have all the powers, duties, and responsibilities of the Company under the Plan.

    Section 10.2 - Plan Assets.  In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Retirement Fund to another Trust Fund held under, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Retirement Fund applicable to such Participants shall be transferred to the other Retirement Fund only if:

(a)      each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

(b)      resolutions of the Board of Directors of the Company under this Plan, and of any new or successor company of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor company of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants' inclusion in the new company's plan; and

(c)      such other plan and trust are qualified under Sections 401(a) and 501(a) of the Internal Revenue Code.

ARTICLE XI

TOP HEAVY PROVISIONS

    Section 11.1 - Top Heavy Plan Requirements.  With respect to any portion of this Plan which covers Participants who are not covered by the Collective Bargaining Agreement ("Non-Bargaining Unit Participants"), for any Top Heavy Plan Year, the Plan shall provide the special vesting requirements of Code Section 416(b) pursuant to Section 11.3 of the Plan and the special minimum benefit requirements of Code Section 416(c) pursuant to Section 11.4 of the Plan.

    Section 11.2 - Determination of Top Heavy Status.

(a)      The portion of this Plan benefitting the Non-Bargaining Unit Participants shall be a Top Heavy Plan for any Plan Year commencing after December 31, 1982 in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds sixty percent (60%) of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

    If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, such Participant's Present Value of Accrued Benefit and/or Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy or Super Top Heavy Plan (or whether any Aggregation Group which includes this Plan is a Top  Heavy Group).  In addition, for Plan Years beginning after December 31, 1984, if a Participant or Former Participant has not performed any services for any Employer maintaining the Plan at any time during the five year period ending on the Determination Date, any accrued benefit for such Participant or Former Participant shall not be taken into account for the purposes of determining whether this Plan is a Top Heavy or Super Top Heavy Plan.

(b)      This Plan shall be a Super Top Heavy Plan for any Plan Year commencing after December 31, 1983 in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds ninety percent (90%) of the Present value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

(c)      Aggregate Account: A Participant's Aggregate Account as of the Determination Date shall be determined under applicable provisions of the defined contribution plan used in determining Top Heavy Plan status.

(d)      "Aggregation Group" means either a Required Aggregation Group or a Permissive Aggregation Group as hereinafter determined.

(1)      Required Aggregation Group: In determining a Required Aggregation Group hereunder, each plan of the Employer in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan years, and each other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410, will be required to be aggregated.  Such group shall be known as a Required Aggregation Group.

In the case of a Required Aggregation Group, each plan in the group will be considered a Top Heavy Plan if the Required Aggregation Group is a Top Heavy Group.  No plan in the Required Aggregation Group will be considered a Top Heavy Plan if the Required Aggregation Group is not a Top Heavy Group.

(2)      Permissive Aggregation Group: The Employer may also include any other plan not required to be included in the Required Aggregation Group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a)(4) and 410.  Such group shall be known as a Permissive Aggregation Group.

In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is a Top Heavy Group.  No plan in the Permissive Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is not a Top Heavy Group.

(3)      Only those plans of the Employer in which the Determination Dates fall within the same calendar year shall be aggregated in order to determine whether such plans are Top Heavy Plans.

(4)      An Aggregation Group shall include any terminated plan of the Employer if it was maintained within the last five (5) years ending on the Determination Date.

(e)      "Determination Date" means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.

(f)       "Present Value of Accrued Benefit:" In the case of a defined benefit plan, a Participant's Present Value of Accrued Benefit shall be determined:

(1)      In the case of a Participant other than a Key Employee, using the single accrual method used for all plans of the Employer and Affiliated Employers, or if no such single method exists, using a method which results in benefits accruing not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

(2)      As of the most recent "accrual valuation date", which is the most recent valuation date within a twelve (12) month period ending on the Determination Date.

(3)      For the first Plan Year, as if (a) the Participant terminated service as of the Determination Date; or (b) the Participant terminated service as of the actuarial valuation date, but taking into account the estimated Accrued Benefits as of the Determination Date.

(4)      For the second Plan Year, the Accrued Benefit taken into account for a current participant must not be less than the Accrued Benefit taken into account for the first Plan Year unless the difference is attributable to using an estimate of the Accrued Benefit as of the Determination Date for the first Plan year and using the actual Accrued Benefit for the second Plan Year.

(5)      For any other Plan Year, as if the Participant terminated service as of the actuarial valuation date.

(6)      The actuarial valuation date must be the same date used for computing the defined benefit plan minimum funding costs, regardless of whether a valuation is performed that Plan Year.

(g)      The calculation of a Participant's Present Value of Accrued Benefit as of a Determination Date shall be the sum of:

(1)      The Present Value of Accrued Benefit using the actuarial assumptions of Section 2.4, which assumptions shall be identical for all defined benefit plans being tested for Top Heavy Plan status.

(2)      Any Plan distributions made within the Plan Year that includes the Determination Date or within the four (4) preceding Plan Years.  However, in the case of distributions made after the valuation date and prior to the Determination Date, such distributions are not included as distributions for top heavy purposes to the extent that such distributions are already included in the Participant's Present Value of Accrued Benefit as of the valuation date.  Notwithstanding anything herein to the contrary, all distributions, including distributions made prior to January 1, 1984, and distributions under a terminated plan which if it had not been terminated would have been required to be included in an Aggregation Group, will be counted.  Further, benefits paid on account of death, to the extent such benefits do not exceed the Present Value of Accrued Benefits existing immediately prior to death, shall be treated as distributions for the purposes of this paragraph.

(3)      Any Employee contributions, whether voluntary or mandatory.  However, amounts attributable to tax deductible Qualified Voluntary Employee Contributions shall not be considered to be a part of the Participant's Present Value of Accrued Benefit.

(4)      With respect to unrelated rollovers and plan-to-plan transfers (ones which are both initiated by the Employee and made from a plan maintained by one employer to a plan maintained by another employer), if this Plan provides the rollovers or plan-to-plan transfers, it shall always consider such rollovers or plan-to-plan transfers as a distribution for the purposes of this Section.  If this Plan is the plan accepting such rollovers or plan-to-plan transfers, it shall not consider such rollovers or plan-to-plan transfers accepted after December 31, 1983, as part of the Participant's Present Value of Accrued Benefit.  However, rollovers or plan-to-plan transfers accepted prior to January 1, 1984, shall be considered as part of the Participant's Present Value of Accrued Benefit.

(5)      With respect to related rollovers and plan-to-plan transfers (ones either not initiated by the Employee or made to a plan maintained by the same employer), if this Plan provides the rollovers or plan-to-plan transfers, it shall not be counted as a distribution for purposes of this Section.  If this Plan is the plan accepting such rollovers or plan-to-plan transfers, it shall consider such rollovers or plan-to-plan transfers as part of the Participant's Present Value of Accrued Benefit, irrespective of the date on which such rollovers or plan-to-plan transfers are accepted.

(6)      For the purposes of determining whether two employers are to be treated as the same employer in (4) and (5) above, all employers aggregated under Code Section 414(b), (c), (m) or (o) are treated as the same employer.

(h)      "Top Heavy Group" means an Aggregation Group in which, as of the Determination Date, the sum of:

(1)      The Present Value of Accrued Benefits of Key Employees under all defined benefit plans included in the group, and

(2)      The Aggregate Accounts of Key Employees under all defined contribution plans included in the group, exceeds sixty percent (60%) of a similar sum determined for all Participants.

(i)       "Aggregate Account" means, with respect to each Participant, the value of all accounts maintained on behalf of a Participant, whether attributable to Employer or Employee contributions, used to determine Top Heavy Plan status under the provisions of a defined benefit contribution plan included in any Aggregation Group (as defined in this Plan).

(j)       "Key Employee" means an Employee as defined in Code Section 416(i) and the Regulations thereunder.  Generally, any Employee or former Employee (as well as each of his Beneficiaries) is considered a Key Employee if he, at any time during the Plan Year that contains the "Determination Date" or any of the preceding four (4) Plan Years, has been included in one of the following categories:

(1)      An officer of the Employer (as that term is defined within the meaning of the Regulations under Code Section 416) having annual "415 Compensation" greater than 50 percent of the amount in effect under Code Section 415(b)(1)(A) for any such Plan Year.

(2)      One of the ten employees having annual "415 Compensation" from the Employer for a Plan Year greater than the dollar limitation in effect under Code Section 415(c)(1)(A) for the calendar year in which such Plan Year ends and owning (or considered as owning within the meaning of Code Section 318) both more than one-half percent interest and the largest interests in the Employer.

(3)      A "five percent owner" of the Employer.  "Five percent owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer or, in the case of any unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Employer.  In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), (m) and (o) shall be treated as separate employers.

(4)      A "one percent owner" of the Employer having an annual "415 Compensation" from the Employer of more than $150,000.  "One percent owner" means any person who owns (or is considered as owning within the meaning of Code Section 318) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all stock of the Employer or, in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Employer.  In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), (m) and (o) shall be treated as separate employers.  However, in determining whether an individual has "415 Compensation" of more than $150,000, "415 Compensation" from each employer required to be aggregated under Code Sections 414(b), (c), (m) and (o) shall be taken into account.

For purposes of this Section, the determination of "415 Compensation" shall be made by including amounts that would otherwise be excluded from a Participant's gross income by reason of the application of Code Sections 125, 402(a)(8), 402(h)(1)(B) and, in the case of Employer contributions made pursuant to a salary reduction agreement, by including amounts that would otherwise be excluded from a Participant's gross income by reason of the application of Code Section 403(b).

(k)      "Non-Key Employee" means any Employee or former Employee (and his Beneficiaries) who is not a Key Employee.

(l)       "Super Top Heavy Plan" means a plan described in Section 11.2.

(m)     "Top Heavy Plan" means a plan described in Section 11.2.

(n)      "Top Heavy Plan Year" means a Plan Year commencing after December 31, 1983 during which a portion of the Plan is a Top Heavy Plan.

    Section 11.3 - Vesting if a Portion of the Plan Becomes Top Heavy.

    Notwithstanding the vesting otherwise provided for in the Plan for any Top Heavy Plan Year, the Vested portion of the Accrued Benefit of any Non-Bargaining Unit Participant who has an Hour of Service after the Plan becomes top heavy shall be a percentage of such Participant's number of years of Service according to the following schedule:

Vesting Schedule

Years of Service                    Percentage

  0-2                                         0%

      3                                     100%

    If in any subsequent Plan Year, the portion of the Plan benefiting Non-Bargaining Unit Participants ceases to be a Top Heavy Plan, the Administrator shall revert to the vesting schedule in effect before this Plan became a Top Heavy Plan.  Any such reversion shall be treated as a Plan amendment pursuant to the terms of the Plan.

    Section 11.4 - Minimum Benefit Requirement If a Portion of the Plan Becomes Top Heavy.

(a)      The minimum Accrued Benefit derived from Employer contributions to be provided under this Section for each Non-Key Employee who is a Non-Bargaining Unit Participant during a Top Heavy Plan Year shall equal the product of (1) one-twelfth (1/12th) of "415 Compensation" averaged over the five (5) consecutive "limitation years" (or actual number of "limitation years", if less) which produce the highest average and (2) the lesser of (i) two percent (2%) multiplied by Plan Years of Service or (ii) twenty percent (20%).

(b)      For purposes of providing the minimum benefit under Code Section 416, a Non-Key Employee who is not a Non-Bargaining Unit Participant solely because (1) his Compensation is below a stated amount or (2) he declined to make mandatory contributions to the plan will be considered to be a Participant.  Furthermore, such minimum benefit shall be provided regardless of whether such Non-Key Employee is employed on a specified date.

(c)      For purposes of this Section, Plan years of Service for any Plan Year beginning before January 1, 1984, or for any Plan Year during which the Plan was not a Top Heavy Plan shall be disregarded.

(d)      For purposes of this Section, "415 Compensation" for any "limitation year" ending in a Plan Year which began prior to January 1,1984, subsequent to the last "limitation year" during which the Plan is a Top Heavy Plan, or in which the Participant failed to complete a Plan Year of Service, shall be disregarded.

(e)      For the purposes of this Section, "415 Compensation" shall be limited to $200,000 (unless adjusted in such manner as permitted under Code Section 415(d)).  However, for Plan Years beginning prior to January 1, 1989, the $200,000 limit shall apply only for Top Heavy Plan Years and shall not be adjusted.

(f)       If the Plan provides for the Normal Retirement Benefit to be paid in a form other than a single life annuity, the Accrued Benefit under this Section shall be the Actuarial Equivalent of the minimum Accrued Benefit under (a) above pursuant to Section 2.3.

(g)      If payment of the minimum Accrued Benefit commences at a date other than Normal Retirement Date, the minimum Accrued Benefit shall be the Actuarial  Equivalent of the minimum Accrued Benefit commencing at Normal Retirement Date pursuant to Section 2.3.

(h)      To the extent required to be nonforfeitable under this Plan, the minimum Accrued Benefit under this Section may not be forfeited under Code Section 411(a)(3)(B) or Code Section 411(a)(3)(D).

ARTICLE XII

RESTRICTIONS ON BENEFITS PAYABLE TO HIGHLY

COMPENSATED PARTICIPANTS

    Section 12.1 - IRS Limitations.  This Article sets forth limitations required by the Internal Revenue Service on the pension benefits payable to certain Participants.  It shall apply to a Participant only if his anticipated annual pension exceeds $1,500.00 and the Participant was among the 25 highest paid employees of the Company on (a) January 1, 1973; or (b) the date of the most recent amendment which substantially increased pension benefits (a "Substantive Amendment Date").  The limitations set forth in this Article shall become applicable if:

(a)      The Plan is terminated within ten years after January 1, 1973 (or a Substantive Amendment Date, if applicable);

(b)      The Pension of a Participant becomes payable within such ten year period, or

(c)      The Pension of a Participant becomes payable after such ten year period and the full current costs for the ten year period have not been funded.

    If subparagraph (b) above is applicable, the restrictions shall remain in effect until the later of the expiration of the ten year period or the date on which the full current costs have been funded.

    If a Participant is subject to the provisions of this Article, the Pension payable to him shall not exceed the Pension which can be provided from the greatest of the following:

(a)      The Company's contributions (or funds attributable thereto) which would have been applied to provide benefits for the Participant if the Plan had not been amended on the Substantive Amendment Date and had not continued without change;

(b)      $20,000.00; or

(c)      The sum of (1) the Company's contributions (or funds attributable thereto) which would have been applied to provide benefits for the Participant if the Plan had been terminated on the day before the Substantive Amendment Date (if applicable) and (2) an amount computed by multiplying the number of years for which the current costs of the Plan have been met after January 1, 1973 (or the Substantive Amendment Date, if applicable), by 20% of the first $50,000.00 of the Participant's average annual compensation during his last 5 years of employment.

    The limitations described above may be exceeded for the purposes of making current benefit payments to retired Participants who would otherwise be subject to such restrictions, provided that (a) the contributions which may be used for any such retired Participant in accordance with the restrictions heretofore indicated are applied to provide either a level amount of pension in the basic form of benefit provided for under the Plan for such Participant, or a level amount of pension in an optional form of benefit not greater in amount than the level amount of Pension under the basic form of benefit, and (b) the pension thus provided is supplemented by monthly payments to the extent necessary to provide the full pension in the basic form called for by the Plan, and (c) such supplemental payments are made only if the full current costs of the Plan have been met or if the aggregate of such supplemental payments for all such retired Participants does not exceed the aggregate Company contributions already made under the Plan in the year then current.

    The limitations in this Article shall automatically become inoperative and of no effect upon a ruling by the Internal Revenue Service that they are not required.

ARTICLE XIII

PLAN TERMINATION

    Section 13.1 - Right to Terminate.  In accordance with the procedures set forth in this Article, the Company and the Union have the right to terminate the Plan at any time.  In the event of the dissolution, merger, consolidation or reorganization of the Company, the Plan shall terminate and the Retirement Fund shall be liquidated unless the Plan is continued by a successor to the Company in accordance with Section 10.1.  Subject to applicable requirements, if any, of ERISA governing termination of "Employee Pension Benefit Plans," the Trustees shall liquidate the Retirement Fund in accordance with the provisions of this Article.

    Section 13.2 - Partial Termination.  Upon termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, the Trustees shall allocate for the benefit of the Eligible Employees then or theretofore employed by the Employer with respect to which the Plan is being terminated the proportionate interest of such Participants in the Retirement Fund in the manner and the order set forth in Section 4044 of ERISA.  The Actuary shall make this determination on the basis of the contributions made by the Company, the provisions of this Article, and such other considerations as the Actuary deems appropriate.  The Fiduciaries shall have no responsibility with respect to the determination of any such proportionate interest.

    Section 13.3 - Liquidation of Retirement Fund.  Upon termination of the Plan, or upon termination of employment of a group of Participants constituting a partial termination of the Plan, each such Participant's Accrued Benefit, based on his Accrual Service prior to the date of termination shall become fully vested and nonforfeitable to the extent funded.  Upon complete termination of the Plan, the assets of the Retirement Fund shall be liquidated (after provision is made for the expenses of liquidation), subject to the requirements of PBGC by the payment or provision for the payment of benefits in the following order of preference:

(a)      Certain Benefits Payable Three Years Prior to Termination: The available assets of the Retirement Fund shall first be allocated to provide pensions that became payable three or more years before the effective date of Plan termination, or that could have become payable at the beginning of such three year period had the Participant not deferred the commencement of his Pension by failing to elect earlier commencement, or that could have become payable had a Participant's retirement occurred immediately prior to the beginning of such three year period, provided that:

(i)       The portion of the pension payable to a Participant or the beneficiary of a Participant (or that could have been payable) shall be based on the provisions of the Plan in effect five years prior to the effective date of Plan termination; and for this purpose, the first Plan Year in which an amendment became effective, or was adopted, if later, shall constitute the first year an amendment was in effect; and further provided that:

(ii)      If the pension payable under the Plan had been reduced, either by amendment or due to the form in which the pension is being paid, during the three year period ending on the effective date of Plan termination, then the lowest benefit in pay status during such three year period shall be considered the benefit in pay status for purposes of this category (a).

(b)      Other Benefits Eligible for Termination Insurance: To the extent that the amount of a pension has not been provided in the foregoing category (a), the remaining assets shall be allocated to provide any pension provided under the Plan for a Participant whose employment terminated prior to the effective date of Plan termination, or any immediate or deferred pension that would have been payable to or on behalf of a Participant had his employment terminated for a reason other than death on the effective date of Plan termination, provided that the amount of a pension to be provided under this category (b) shall be determined as follows:

(i)       The portion of the pension payable to a Participant or the beneficiary of a Participant (or that could have been payable) based on the provisions of the Plan in effect five years prior to the effect date of Plan termination; and for this purpose, the first Plan Year in which an amendment became effective, or was adopted, if later, shall constitute the first year an amendment was in effect; plus

(ii)      The portion of the pension payable to a Participant or the beneficiary of a Participant which would have been included in (i) above had the Plan or a Plan amendment been in effect five years prior to the effective date of Plan termination, determined as follows: 20% for each Plan Year (less than five) that the Plan or an amendment thereto was in effect, multiplied by the amount that would have been included under subparagraph (1) for such Participant or beneficiary had the Plan or the  amendment been in effect for five Plan Years as of the effective date of Plan termination;

(iii)     No benefit payable under this category (b) to a Participant or beneficiary shall exceed an amount with an actuarial value of a monthly benefit in the form of a life only annuity commencing at age 65 equal to $750.00 multiplied by a fraction, the numerator of which is the contribution and benefit base determined under Section 230 of the Social Security Act in effect at the effective date of Plan termination and the denominator of which is such contribution and benefit base in effect in calendar year 1974.

(c)      Other Vested Benefits: To the extent that the amount of a pension has not been provided in the foregoing categories (a) and (b), the remaining assets in the Retirement Fund shall be allocated to provide the benefit payable under the Plan to or on behalf of a Participant whose employment terminated prior to the effective date of Plan termination, or that would have been payable to or on behalf of a Participant had his employment terminated for a reason other than death on the effective date of Plan termination, in the following order of preference:

(i)       to any Participant who had retired under Section 4.1 prior to the effective date of Plan termination or who was eligible to retire under said Section on the effective date of Plan termination;

(ii)      to any Participant who had retired under Section 4.3 prior to the effective date of Plan termination or who was eligible to retire under said Section on the effective date of Plan termination; or

(iii)     to any Participant whose employment had terminated with entitlement to a deferred vested pension under Section 4.4 prior to the effective date of Plan termination or who would have been eligible for a deferred vested pension under said Section had his employment terminated on the effective date of Plan termination.

(d)      Other Benefits: To the extent that the amount of pension has not been provided in the foregoing categories (a), (b) and (c), the remaining assets shall be allocated to provide the benefit accrued under the Plan, without regard to the satisfaction of the vesting requirements of this Plan, with respect to each Participant whose employment had not terminated as of the effective date of Plan termination, according to the respective actuarial value of each such Participant's Accrued Benefit.

    If the assets of the Retirement Fund applicable to any of the above categories are insufficient to provide full benefits for all persons in such group, the benefits otherwise payable to such persons shall be reduced proportionately.  The Actuary shall calculate the allocation of the assets of the Retirement Fund in accordance with the above priority categories, and certify his calculations to the Fiduciaries.  No liquidation of assets and payment of benefits (or provision therefor) shall actually be made by the Trustee until after it is advised by the Company in writing that applicable requirements, if any, of ERISA governing termination of "Employee Pension Benefit Plans" have been, or are being complied with or that appropriate authorizations, waivers, exemptions or variances have been, or are being, obtained.

    Section 13.4 - Manner of Distribution.  Subject to the foregoing provisions of Article XIII and applicable PBGC rules, any distribution after termination of the Plan may be made, in whole or in part, to the extent that no discrimination in value results, in cash, in securities or other assets in kind, or in non-transferable annuity contracts, as the Trustees, in their discretion, shall determine.

    Section 13.5 - Residual Amounts.  In no event shall the Company or any participating Employer receive any amounts from the Retirement Fund upon termination of the Plan.  After satisfaction of all liabilities of the Plan, any amounts which remain shall be distributed to Participants according to the following formula: To each Participant, a fraction of the Retirement Fund's residual assets equal to the fraction attained when the numerator is the Participant's total Years of Accrual Service and the denominator is the total years of Accrual Service for all Participants in the Plan.

ARTICLE XIV

CONSTRUCTION

    Section 14.1 - Construction.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.  The words "hereof", "herein", "hereunder", and other similar compounds of the word "here" shall mean and refer to the entire Plan, not to any particular provision or Section.

    Section 14.2 - Authority of Trustees: In discharging the duties assigned to them under this Plan, the Trustees and, to the extent authority has been delegated to the Plan Administrator and his or her delegates, all of such persons and his or her delegates have the discretion and final authority to interpret and construe the terms of the Plan; to determine coverage and eligibility for benefits under the Plan; and to make all other determinations deemed necessary or advisable for the discharge of their duties or the administration of the Plan.  The discretionary authority of the Trustees, the Plan Administrator and their respective delegates is final, absolute, conclusive and exclusive, and binds all parties so long as it is exercised in good faith.  It is specifically intended that judicial review of any decision of the Trustees, the Plan Administrator or their delegates be limited to the arbitrary and capricious standard of review.

GRAPHIC COMMUNICATIONS                           BMC INDUSTRIES, INC.

INTERNATIONAL UNION, TWIN

CITIES LOCAL 6A

By: /s/C. David Jara                                                     By: /s/Brad Carlson

UNION TRUSTEES:                                                 COMPANY TRUSTEES:

/s/C. David Jara                                                           /s/Wesley S. Cohen

/s/Brian C. Moser                                                        /s/Dennis Malecek

/s/Richard W. Pruden                                                  /s/Brad Carlson

/s/Donald F. Schuldt                                                   /s/Cynthia Wingert

Dated as of this 18th day of June, 2002.